AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1995
                                              REGISTRATION NO. 33-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  ----------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                  ----------
                        ARIZONA PUBLIC SERVICE COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            ARIZONA                                         86-0011170
    (STATE OF INCORPORATION)                             (I.R.S. EMPLOYER
                                                        IDENTIFICATION NUMBER)
                             400 North Fifth Street
                            Phoenix, Arizona 85004
                                (602) 250-1000
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                  ----------
                              MATTHEW P. FEENEY
                            Snell & Wilmer L.L.P.
                              One Arizona Center
                            Phoenix, Arizona 85073
                                (602) 382-6239
           (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                  ----------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.
                                   ----------
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]
                                   ----------
         C A L C U L A T I O N   O F   R E G I ST R A T I O N   F E E
===============================================================================
                                          Proposed     Proposed
                                          Maximum      Maximum
                                Amount    Offering     Aggregate     Amount of
   Title of Each Class of       to be     Price        Offering    Registration
Securities to be Registered   Registered  Per Unit      Price          Fee
-------------------------------------------------------------------------------
First Mortgage Bonds           (1)(3)       (2)        (1)(2)(3)       N/A
-------------------------------------------------------------------------------
Debt Securities                (1)(4)       (2)        (1)(2)(4)       N/A
-------------------------------------------------------------------------------
   Total                    $25,000,000     (2)       $25,000,000   $8,621(5)
===============================================================================
(1) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $25,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $25,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.
(2) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3) Subject to Footnote (1), there are being registered hereunder an indeterminate principal amount of First Mortgage Bonds as may be sold, from time to time, by the Registrant.
(4) Subject to Footnote (1), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Registrant.
(5) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933.
   Pursuant to Rule 429 of the rules and regulations under the Securities Act of 1933, this Registration Statement contains a combined prospectus relating to the $25,000,000 principal amount of securities registered hereby, $25,000,000 principal amount of securities registered on October 3, 1994 pursuant to Registration No. 33-55473, and $100,000,000 principal amount of First Mortgage Bonds registered on April 26, 1993 pursuant to Registration No. 33-61228. The previously-paid filing fees associated with the referenced securities registered under Registration Nos. 33-55473 and 33-61228 totalled $8,621 and $34,483, respectively.
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1995

                                 $150,000,000

                        ARIZONA PUBLIC SERVICE COMPANY

                             FIRST MORTGAGE BONDS
                               DEBT SECURITIES

                                  ----------

    Arizona Public Service Company (the "Company") intends from time to time to issue up to $150,000,000 aggregate principal amount of its securities, at least $100,000,000 of which will consist of First Mortgage Bonds of the Company (the "New Bonds"), and the remaining $50,000,000 of which will consist of either New Bonds or other debt securities of the Company (the "Debt Securities"), or any combination thereof, in one or more series at prices and on terms to be determined at the time of sale. The New Bonds and the Debt Securities may be collectively referred to in this Prospectus as the "Securities".

    For each issue of Securities for which this Prospectus is being delivered (the "Offered Bonds" or the "Offered Debt Securities" and, collectively, the "Offered Securities"), there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth, without limitation and to the extent applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate of interest (which may be fixed or variable) or method of calculation thereof, time of payment of interest, any terms for redemption, any sinking fund provisions, any subordination provisions (in the case of the Debt Securities only), the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by the underwriters, the compensation of such underwriters or agents, and any other special terms of the Offered Securities. The Prospectus Supplement relating to any series of Offered Securities will also contain information concerning certain United States federal income tax considerations, if applicable to the Offered Securities.

                                   ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                         ----------

                 The date of this Prospectus is       , 1995.

                            AVAILABLE INFORMATION

    Arizona Public Service Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be obtained at prescribed rates from the Public Reference Section of the Commission or may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Certain securities of the Company are listed on the New York Stock Exchange. Reports, proxy materials, and other information concerning the Company can be inspected at the office of this exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

                                   ----------

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission by the Company (File No. 1-4473) are incorporated by reference in this Prospectus:

    1. The Company's Form 10-K Report for the fiscal year ended December 31, 1994 (the "1994 10-K Report");

    2. The Company's Form 10-Q Reports for the fiscal quarters ended March 31, June 30, and September 30, 1995 (the "September 10-Q Report"); and

    3. The Company's Form 8-K Reports, dated January 1 and September 29, 1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act after the filing date of the September 10-Q Report and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Request for such copies should be directed to Arizona Public Service Company, Office of the Secretary, Station 9068, P.O. Box 53999, Phoenix, Arizona 85072-3999, (602) 250-3252.

                             SELECTED INFORMATION

    The following material is qualified in its entirety by reference to the detailed information and financial statements incorporated by reference in this Prospectus.

                                  THE OFFERING

Securities Offered .......................  Up to $150,000,000 of First Mortgage
                                            Bonds  or  up  to   $100,000,000  of
                                            First  Mortgage   Bonds  and  up  to
                                            $50,000,000  of any  combination  of
                                            First   Mortgage   Bonds   and  Debt
                                            Securities.
Application of Proceeds ..................  Except as otherwise described in the
                                            Prospectus   Supplement,  the    net
                                            proceeds  of  the Offered Securities
                                            will   be   applied primarily to the
                                            redemption,  repurchase,  repayment,
                                            or    retirement    of   outstanding
                                            indebtedness, and temporary  invest-
                                            ment pending such application.

                                  THE COMPANY

Business .................................  Electric  utility  servicing approx-
                                            imately 681,000 customers in an area
                                            that  includes  all or part of 11 of
                                            Arizona's 15 counties.
Generating Fuel Mix (estimated for the
 twelve months ended September 30,
 1995)....................................  Coal--54.1%;  Nuclear--40.1%;  Gas--
                                            5.7%;  Other--0.1%.

FINANCIAL DATA (THOUSANDS OF DOLLARS):
                                                             TWELVE MONTHS ENDED
                                          ------------------------------------------------------------
                                                                                DECEMBER 31,
                                                              ----------------------------------------
                                          SEPTEMBER 30,1995(1)     1994         1993          1992
                                          ------------------- ------------ ------------- -------------
Electric Operating Revenues  .....            $1,608,308       $1,626,168   $ 1,602,413   $ 1,587,582
                                              ===========      ============ ============= =============
Net Income .......................            $  242,529       $  243,486   $   250,386   $   246,805
                                              ===========      ============ ============= =============
Ratio of Earnings to Fixed Charges                  2.82             2.96          2.99          2.73

CAPITALIZATION DATA (THOUSANDS OF DOLLARS):
                                                                                     AS ADJUSTED(2)
                                                          AS OF               -------------------------
                                                    SEPTEMBER 30, 1995          AMOUNT     PERCENTAGE
                                                    ------------------        ------------ ------------
Long-Term Debt (excluding current maturities)          $2,153,116              $2,132,616    52.6%
Redeemable Preferred Stock ...................             75,000                  75,000     1.9
Non-Redeemable Preferred Stock ...............            193,561                 193,561     4.8
Common Stock Equity ..........................          1,648,886               1,648,886    40.7
                                                    ------------------        ------------ ------------
Total Capitalization .........................         $4,070,563              $4,050,063   100.0%
                                                    ==================        ============ ============
----------
(1) Financial  data as of and for the twelve months ended  September 30, 1995 is unaudited  but, in the judgment of the  Company's  management,  contains all necessary  adjustments for a fair presentation of the financial  position of the Company on such date and the results of operations for such period.
(2) For the Company's repurchase and incurrence of approximately $24 million and
    $4 million,  respectively,  of  long-term  debt.  It is assumed that the net proceeds  from the issuance of the Offered  Securities  will be used for the redemption,  repurchase,  repayment,  or retirement  of a similar  amount of outstanding long-term debt.

                                 THE COMPANY

    The Company was incorporated in 1920 under the laws of Arizona and is principally engaged in providing electricity in the State of Arizona. The principal executive offices of the Company are located at 400 North Fifth Street, Phoenix, Arizona 85004 and its telephone number is (602) 250-1000.

                           APPLICATION OF PROCEEDS

    Except as otherwise described in the Prospectus Supplement, the net proceeds of the Offered Securities will be applied primarily to the redemption, repurchase, repayment, or retirement of outstanding indebtedness. Any proceeds not immediately so applied when received may be invested temporarily, pending such application, in United States government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by United States government or agency obligations, or will be deposited with banks.

                               EARNINGS RATIOS

    The following table sets forth the Company's historical ratio of earnings to fixed charges for each of the indicated periods:

                               TWELVE MONTHS ENDED
--------------------------------------------------------------------------------
                                               DECEMBER 31,
 SEPTEMBER 30,               ---------------------------------------------------
      1995                    1994        1993        1992        1991     1990
---------------              ------      ------      ------      ------   ------
      2.82                    2.96        2.99        2.73         (1)     2.05

----------
(1) A write-off resulting from a December 1991 Arizona Corporation Commission ("ACC") order settling the Company's then-pending rate case resulted in a negative coverage ratio and an earnings coverage deficiency of approximately $317 million for the twelve months ended December 31, 1991. Excluding the effects of the write-off, the coverage ratio would have been 2.11 for the same period.

    For the purposes of these computations, "earnings" are defined as the sum of pre-tax income plus fixed charges of the Company and its subsidiaries; "fixed charges" consist of interest on debt, amortization of debt discount, premium, and expense and an estimated interest factor in rentals.

                           DESCRIPTION OF NEW BONDS

GENERAL

    The New Bonds may be issued in one or more new series under the Mortgage and Deed of Trust dated as of July 1, 1946 between the Company and The Bank of New York, as successor Trustee ("Bond Trustee"), which as heretofore amended and supplemented is herein referred to as the "Mortgage," and which is to be further amended and supplemented by appropriate Supplemental Indentures ("Bond Supplemental Indentures"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Mortgage, the New Bonds, and the Bond Supplemental Indentures, the forms of which are filed, or will be filed, as exhibits to the registration statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in such documents are referred to herein or in a Prospectus Supplement, such provisions or defined terms are incorporated by reference herein or therein, as the case may be.

    Reference is made to the Prospectus Supplement relating to any particular issue of Offered Bonds for the following terms: (1) the aggregate principal amount of the Offered Bonds; (2) the date on which such Offered Bonds mature;
(3) the rate per annum at which such Offered Bonds will bear interest; (4) the times at which such interest will be payable; (5) the date, if any, after which such Offered Bonds may be redeemed at the option of the Company and the redemption price; (6) whether any of such Offered Bonds will be issuable in whole or in part in the form of one or more Global Securities and, if so, the Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security, and any circumstances under which any such Global Security may be exchanged in whole or in part for Offered Bonds, registered in the names of persons other than the Depositary for such Global Security or its nominee; and (7) any other special terms. Interest will be paid to the person in whose name the Offered Bonds are registered at the close of business on the record date, as established in the Bond Supplemental Indenture relating thereto, preceding the interest payment date in respect thereof. The New Bonds will be issued as fully registered bonds, without coupons, in denominations of $1,000 and multiples thereof. The New Bonds will be transferable at any time without any service or other charge, except transfer taxes and other governmental charges, if any.

    Except as otherwise described under the heading "Description of New Bonds -- Issuance of Additional Bonds" or in the Prospectus Supplement, the covenants contained in the Mortgage and the New Bonds would not afford holders of the New Bonds protection in the event of a highly-leveraged transaction involving the Company.

REDEMPTION

    The Offered Bonds are redeemable as set forth in the Prospectus Supplement relating thereto and, subject to any qualifications or variations set forth in any such Prospectus Supplement, are also subject to redemption, in each case at the principal amount of the Offered Bonds to be redeemed together with accrued interest to the date fixed for redemption, (i) in whole or in part with the proceeds from mortgaged property of the Company taken under eminent domain by, or otherwise sold to, a governmental body or agency; (ii) in whole or in part with the Proceeds of Released Property, including proceeds from the sale or other disposition (including a sale and leaseback) of property released from the lien of the Mortgage as specified in section (b) of the second to the last paragraph under the heading "Description of New Bonds -- Security" below; and
(iii) in whole, together with all other first mortgage bonds of the Company then outstanding, within twelve months of certain mergers or other transactions involving the transfer of substantially all of the property subject to the lien of the Mortgage, as then amended. In addition, after the date and at the price set forth in the Prospectus Supplement, Offered Bonds may be redeemed in whole or in part with cash deposited in the replacement fund discussed below.

SECURITY

    The New Bonds will rank pari passu, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the Mortgage. The Mortgage constitutes a first mortgage lien on substantially all the fixed property owned by the Company (which does not include a combined cycle plant or certain interests in Unit 2 of the Palo Verde Nuclear Generating Station being leased), other than property specifically excepted by the Mortgage. Such lien and the Company's title to certain of its properties are subject to Excepted Encumbrances, to minor leases, defects, irregularities, and deficiencies, and to the considerations discussed below with respect to the Four Corners and Navajo Plant locations. The lien of the Mortgage will also extend to all after-acquired property (other than the excepted classes) located in the jurisdictions in which the necessary recordations or filings have been accomplished, subject to Excepted Encumbrances and to liens existing or placed on such property at the time of its acquisition by the Company.

    Both the Four Corners and the Navajo Plants are located on property held by the plant participants under leases from the Navajo Tribe and easements from the Secretary of the Interior. The leases extend from their respective effective dates in 1966 and 1969 for terms of 50 years with rights of renewal for up to 25 additional years. The easements are for 50-year terms from the same effective dates. While the Company owns the rights conferred upon it by the leases from the Navajo Tribe, the Company does not make any representation with respect to the Tribe's interest in the lands leased (but is not aware of any assertion of a contesting claim to such lands) or with respect to the enforceability of the leases against the Tribe.

     The Mortgage requires the Company to keep the property encumbered thereby as an operating system or systems in good repair and working order, but permits the permanent discontinuance or reduction in capacity of any such properties which, in the judgment of the Board of Directors of the Company, is desirable in the conduct of its business or which is ordered by a regulatory authority or which properties are to be sold or disposed of by the Company.

    When not in default under the Mortgage, the Company may obtain the release from the lien thereof of (a) property that has become unserviceable, obsolete, or unnecessary for use in the Company's operations, provided that it replaces such property with, or substitutes for the same, an equal value of other property, and (b) other property that has been sold or otherwise disposed of, provided that the Company deposits with the Bond Trustee cash in an amount, waives the right to issue additional bonds on the basis of retired bonds previously issued in an amount, or utilizes as a credit net Property Additions acquired by the Company within the preceding five years and having a fair value (not more than Cost), equal to the fair value of the property to be released.

    The Bond Trustee may, and upon request of the Company shall, cancel and discharge the lien of the Mortgage and all indentures supplemental thereto whenever all indebtedness secured by the Mortgage has been paid.

ISSUANCE OF ADDITIONAL BONDS

    Additional bonds may be issued under the Mortgage in a principal amount equal to (a) 60% of net Property Additions, (b) the principal amount of certain redeemed or retired bonds previously issued, and/or (c) deposited cash, provided that the Company's Adjusted Net Earnings over a twelve-month period are at least two times the annual interest on all bonds to be outstanding under the Mortgage after the issuance and on indebtedness secured by prior liens. Exceptions to this earnings coverage requirement apply to bonds issued on the basis of redeemed or retired bonds where the redeemed or retired bonds bore a higher rate of interest and where certain other conditions are satisfied. In addition, the Company's articles of incorporation allow the Company to issue additional preferred stock when certain earnings coverage requirements are met. Exceptions to this earnings coverage requirement apply to preferred stock issued for the purpose of redeeming or retiring other preferred stock.

    As of September 30, 1995, and adjusting for the repurchase and incurrence of approximately $24 million and $4 million, respectively, of long-term debt, the Company estimates that the Mortgage and the articles of incorporation would have allowed the Company to issue up to approximately $1.516 billion and $1.043 billion of additional first mortgage bonds and preferred stock, respectively.

    In addition to the Mortgage restrictions on the Company's issuance of additional bonds, the Company must obtain ACC approval before issuing equity securities or incurring long-term debt. Existing ACC orders allow the Company to have approximately $501 million in aggregate par value of preferred stock and approximately $2.6 billion in principal amount of long-term debt outstanding at any one time. The Company does not expect these provisions or authorizations to limit the Company's ability to meet its capital requirements.

    Property Additions, and in many instances redeemed or retired bonds, as well as deposited cash, may be used for certain alternative purposes under the Mortgage, including the release of property from the lien thereof or the satisfaction of sinking or replacement fund requirements. The Mortgage contains restrictions on the issuance of bonds, withdrawal of cash, or release of property on the basis of property subject to prior liens. Property located on leaseholds or easements (as, for example, the Four Corners and Navajo Plants) will constitute fundable Property Additions if the leasehold or easement has an unexpired term of, or the term is extendable at the Company's option for, at least 30 years after the time of funding, or if the property may be removed by the Company without compensation.

REPLACEMENT FUND

     So long as any of the New Bonds are outstanding, the Company is required for each calendar year to deposit with the Bond Trustee cash in a formularized amount related to net additions to the Company's mortgaged utility plant; however, the Company may satisfy all or any part of the requirement by utilizing redeemed or retired bonds, net Property Additions, or property retirements. For 1994, such requirement amounted to approximately $125 million. Any cash that may be deposited by the Company pursuant to the requirement may, upon request by the Company, be applied to the redemption or purchase of bonds and, if not withdrawn against Property Additions or retired bonds within five years, must be so applied, subject in each case to any restrictions on any such redemption or purchase as set forth in the Prospectus Supplement relating to the issue of bonds to be redeemed or purchased. For example, the cash deposited with the Bond Trustee by the Company in partial satisfaction of its 1994 replacement fund requirements was used to redeem $49.15 million in aggregate principal amount of the Company's First Mortgage Bonds, 10.25% Series due 2000, at their principal amount plus accrued interest.

EVENTS OF DEFAULT

    The following are defaults under the Mortgage: (a) failure to pay the principal of any bond outstanding under the Mortgage when due and payable; (b) failure to pay interest on any bond outstanding under the Mortgage within 60 days after the same is due and payable; (c) failure to pay any installment of any fund required to be applied to the purchase or redemption of bonds outstanding under the Mortgage within 60 days after the same is due and payable;
(d) certain events in bankruptcy, insolvency, or reorganization; and (e) failure to perform any other covenant of the Mortgage continuing for 90 days after notice by the Bond Trustee or holders of 15% in principal amount of Eligible bonds. The Mortgage allows the Bond Trustee to withhold notice of certain defaults, not including any default in the payment of principal of, or interest on, any bond outstanding, or in the payment of any sinking, improvement, replacement, or purchase fund installment, if it in good faith determines that the withholding of such notice is in the interests of the bondholders.

    The holders of not less than a majority in principal amount of Eligible bonds may direct the time, method, and place of conducting any proceeding for any remedy available to the Bond Trustee under the Mortgage; provided, however, that the Trustee may decline to follow any such direction under certain circumstances, including a determination made in good faith by the Bond Trustee that it will not be sufficiently indemnified for any expenditures, including its own charges, in any action or proceeding so directed. The Company is required to file with the Bond Trustee, on or before July 1 of each year, a certificate to the effect that, except as otherwise stated therein, the Company has complied with all of the provisions of the Mortgage and is not then in default thereunder.

MODIFICATION OF THE MORTGAGE

    The Mortgage and the rights of bondholders may be modified with the consent of the Company, and of the Bond Trustee if deemed affected, and the vote or assent of the holders of not less than 70% in principal amount of the Eligible bonds, and of not less than 70% in principal amount of the Eligible bonds of any one or more series (less than all) affected by any such modification; except that the bondholders, without the consent of the holder of each bond affected, have no power to (a) reduce the principal thereof, or the premium, if any, or rate of interest thereon or otherwise modify the terms of payment of principal, premium, or interest, or extend the maturity of any bonds, (b) permit the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged property, (c) deprive any nonassenting bondholder of a lien upon the mortgaged property for the security of his or her bonds, or (d) reduce the percentage of bondholders authorized to effect any such modification.

GLOBAL SECURITIES

    Some or all of the New Bonds of any series may be represented, in whole or in part, by one or more "Global Securities" which will have an aggregate principal amount equal to that of the New Bonds represented thereby. Each Global Security will be registered in the name of a depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Bond Supplemental Indenture.

    Notwithstanding any provision of the Mortgage or any New Bond described herein, no Global Security may be exchanged in whole or in part for New Bonds registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the depositary for such Global Security or any nominee of such depositary unless (i) the depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security or has ceased to be qualified to act as such as required by the Mortgage, (ii) there shall have occurred and be continuing a default with respect to the New Bonds represented by such Global Security or
(iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Bond Supplemental Indenture and Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the depositary may direct.

    As long as the depositary, or its nominee, is the registered holder of a Global Security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the New Bonds represented thereby for all purposes under the New Bonds and the Mortgage. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any New Bonds represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated New Bonds in exchange therefor and will not be considered to be the owners or holders of such Global Security or any New Bonds represented thereby for any purpose under the New Bonds or the Mortgage. All payments of principal of and any premium and interest on a Global Security will be made to the depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

    Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of New Bonds represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the depositary from time to time. None of the Company, the Bond Trustee or any agent of the Company or the Bond Trustee will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing- house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the depositary's same-day funds settlement system, in which case secondary market trading activity in those beneficial interests would be required by the depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

OTHER

    The Mortgage restricts the payment of dividends on common stock of the Company under certain conditions which have not existed in the past and do not currently exist.

     The Bond Trustee, security registrar and paying agent under the Mortgage is The Bank of New York. The Company maintains normal banking arrangements with The Bank of New York, which includes two commitments in the aggregate principal amount of approximately $35.7 million by The Bank of New York pursuant to reimbursement agreements related to letters of credit issued on behalf of the Company in connection with issuances of pollution control bonds, the proceeds of which were made available to the Company, none of which was outstanding at September 30, 1995. The Bank of New York also serves as (i) trustee for the holders of several issues of pollution control bonds issued on behalf of the Company, (ii) trustee under the Indenture relating to the subordinated Debt Securities, (iii) investment manager for the Company's nonunion post-retirement medical fund, and (iv) custodian of international fixed-income assets for the Company's pension plan.

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities may be issued in one or more new series under an Indenture or Indentures between the Company and (i) The Bank of New York, in the case of subordinated Debt Securities, and (ii) Chemical Bank, in the case of senior Debt Securities, or any other trustees to be named, as Trustee (each, a "Trustee"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indentures pursuant to which the subordinated and senior Debt Securities are to be issued and to the Debt Securities, the forms of which are filed, or will be filed, as exhibits to the registration statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in such documents are referred to herein or in a Prospectus Supplement, such provisions or terms are incorporated by reference herein or therein, as the case may be.

    The Debt Securities will be unsecured obligations of the Company. Separate Indentures will be used for senior Debt Securities and subordinated Debt Securities, respectively, although the description of the Indenture herein, except as specifically stated otherwise, applies to both Indentures.

     Reference is made to the Prospectus Supplement relating to any particular issue of Offered Debt Securities for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company;
(7) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (10) if other than the currency of the United States of America, the currency, currencies, or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose, including for purposes of determining the principal amount deemed to be Outstanding at any time; (11) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies, or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (12) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (13) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (14) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Covenant Defeasance," or under both such captions; (15) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "-- Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (16) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (17) any addition to or change in the covenants in the Indenture; and (18) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301).

    Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

    Except as otherwise described in the Prospectus Supplement, the covenants contained in the Indenture would not afford holders of Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

SUBORDINATION

    The Indenture relating to the subordinated Debt Securities provides that, unless otherwise provided in a supplemental indenture or a Board Resolution, the Debt Securities will be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company, whether outstanding as of the date of the Indenture or thereafter incurred. (Section 1401). The balance of the information under this "Subordination" heading assumes that the relevant supplemental indenture or Board Resolution results in the corresponding series of Debt Securities being subordinated obligations of the Company.

    No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the subordinated Debt Securities may be made if any Senior Debt is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. (Section 1402). Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the subordinated Debt Securities are entitled to receive or retain any payment. (Section 1403). The rights of the holders of the subordinated Debt Securities will be subordinated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt until all amounts owing on the Debt Securities are paid in full. (Section 1404).

    The term "Senior Debt" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:
        (a) all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, including all first mortgage bonds of the Company outstanding from time to time;
        (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and
        (c) all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b);
unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Debt Securities. (Section 101).

    The Indenture does not limit the aggregate amount of Senior Debt that the Company may issue. As of September 30, 1995, outstanding Senior Debt and subordinated debt of the Company aggregated approximately $1.6 billion and $75 million, respectively.

FORM, EXCHANGE, AND TRANSFER

    The Debt Securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable Prospectus Supplement, in denominations of $1,000 and any integral multiple thereof. (Section 302).

    At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305).

    Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305). The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

    If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed, the Company will not be required to (i) issue, register the transfer of, or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section
305).

GLOBAL SECURITIES

    Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305).

    As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

    Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing- house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which case secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002).

    All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003).

CONSOLIDATION, MERGER, AND SALE OF ASSETS

    The Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and may not permit any Person to consolidate with or merge into the Company or convey, transfer, or lease its properties and assets substantially as an entirety to the Company, unless (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met. (Section 801).

EVENTS OF DEFAULT

    Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; and (e) certain events in bankruptcy, insolvency or reorganization. (Section 501).

    If an Event of Default  (other than an Event of Default  described in clause
(e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508).

    The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004).

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3 % in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver. (Section 902).

    The Holders of not less than 66 2/3 % in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

    The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101).

    Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104).

DEFEASANCE AND COVENANT DEFEASANCE

    If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301).

    DEFEASANCE AND DISCHARGE. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304).

    DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default and the provisions of Article
Fourteen relating to subordination (included in the Indenture relating to subordinated Debt Securities) will cease to be effective, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt
Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated
Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304).

NOTICES

    Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106).

TITLE

    The Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308).

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112).

REGARDING THE TRUSTEES

    The Trustee under the Indenture relating to the subordinated Debt Securities is The Bank of New York. The Company maintains normal banking arrangements with The Bank of New York, which includes two commitments in the aggregate principal amount of approximately $35.7 million by The Bank of New York pursuant to reimbursement agreements related to letters of credit issued on behalf of the Company in connection with issuances of pollution control bonds, the proceeds of which were made available to the Company, none of which was outstanding at September 30, 1995. The Bank of New York also serves as (i) trustee under the Mortgage, (ii) trustee for the holders of several issues of pollution control bonds issued on behalf of the Company, (iii) investment manager for the Company's nonunion post-retirement medical fund and (iv) custodian of international fixed-income assets for the Company's pension plan. The Trustee under the Indenture relating to the senior Debt Securities is Chemical Bank. The Company maintains normal banking arrangements with Chemical Bank. Chemical Bank also serves as trustee for the holders of several series of bonds secured by, among other things, the Company's payments under its Palo Verde Nuclear Generating Station leases; these bonds were issued by a party unaffiliated with the Company.

                             PLAN OF DISTRIBUTION

    The Company intends to sell up to $150 million in aggregate principal amount of the Offered Securities to or through underwriters or dealers, and may also sell the Offered Securities directly to other purchasers or through agents, as described in the Prospectus Supplement relating to an issue of Offered Securities.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of the Offered Securities, underwriters may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Offered Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "1933 Act"). Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Offered
Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the 1933 Act.

                                   EXPERTS

    The financial statements and the related financial statement schedules incorporated in this Prospectus by reference to the Company's 1994 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    With respect to the unaudited interim financial information for the periods ended March 31, June 30, and September 30, 1995 and 1994, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                LEGAL OPINIONS

    The validity of the Securities offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, and, it is currently anticipated, for any underwriters of Securities by Sullivan & Cromwell, 444 South Flower Street, Los Angeles, California 90071. In giving their opinions, Sullivan & Cromwell and Snell & Wilmer L.L.P. may rely as to matters of New Mexico law upon the opinion of Keleher & McLeod, P.A., 1200 Public Service Building, Albuquerque, New Mexico 87102, Sullivan & Cromwell may rely as to all matters of Arizona law upon the opinion of Snell & Wilmer L.L.P., and Snell & Wilmer L.L.P. may rely as to all matters of New York law upon the opinion of Sullivan & Cromwell.

=====================================        ===================================

    NO PERSON HAS BEEN AUTHORIZED TO
GIVE  ANY INFORMATION OR TO MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS AND,  IF  GIVEN  OR MADE,
SUCH INFORMATION  OR  REPRESENTATION
MUST NOT  BE  RELIED  UPON AS HAVING
BEEN AUTHORIZED.THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR A                   $150,000,000
SOLICITATION OF AN OFFER  TO BUY ANY
OF THE  SECURITIES OFFERED HEREBY IN
ANY  JURISDICTION  TO  ANY PERSON TO
WHOM IT  IS  UNLAWFUL  TO  MAKE SUCH
OFFER  IN SUCH JURISDICTION. NEITHER                ARIZONA PUBLIC SERVICE
THE DELIVERY OF THIS  PROSPECTUS NOR                        COMPANY
ANY SALE MADE HEREUNDER SHALL, UNDER
ANY   CIRCUMSTANCES,   CREATE    ANY
IMPLICATION  THAT  THE   INFORMATION
HEREIN IS  CORRECT AS  OF  ANY  TIME
SUBSEQUENT  TO  THE  DATE  HEREOF OR                 FIRST MORTGAGE BONDS
THAT THERE HAS BEEN NO CHANGE IN THE                    DEBT SECURITIES
AFFAIRS  OF  THE  COMPANY SINCE SUCH
DATE.
            ----------

         TABLE OF CONTENTS                                ----------

                                 PAGE
                                 ----

Available Information ..............2
Incorporation of Certain
Documents by Reference .............2
Selected Information ...............3                     [APS LOGO]
The Company ........................4
Application of Proceeds ............4
Earnings Ratios ....................4
Description of New Bonds ...........4
Description of Debt
Securities ........................10
Plan of Distribution ..............17                     ----------
Experts ...........................18
Legal Opinions ....................18

=====================================        ===================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee                  $   8,621
Printing, engraving, and postage expenses  .........                    30,000*
Legal fees .........................................                   100,000*
Accounting fees ....................................                    25,000*
Rating Agency fees .................................                   125,000*
Trustee's fees and expenses ........................                    25,000*
Blue Sky fees and expenses .........................                    15,000*
Miscellaneous ......................................                     6,379*
                                                                     ----------
Total ..............................................                 $ 335,000
                                                                     ==========
----------
*Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The law of Arizona permits extensive indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation's articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers, under certain circumstances, is contained in Article Fifth of the Company's Articles of Incorporation. In addition, Section 7.01 of the Company's bylaws provides that the Company will indemnify present and former directors and officers to the fullest extent permitted by Arizona law. Under Arizona law, in order for a corporation to provide indemnification, a disinterested majority of the corporation's board of directors, independent legal counsel, a court or the shareholders must find that the director, officer, employee or agent acted, or failed to act, in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Statutory indemnification is permissive, except in the event of a successful defense, when a director, officer, employee or agent must be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. Indemnification is permitted with respect to expenses, judgments, fines, and amounts paid in settlement by such persons.

    On January 1, 1996, the new Arizona Business Corporation Act (the "ABCA") will become effective. The ABCA permits extensive indemnification of present and former directors, officers, employees, or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation's articles of incorporation or bylaws. Under the ABCA, in order for a corporation to provide indemnification, a majority of the corporation's disinterested directors, independent legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation's best interests (in the case of conduct in an "official capacity" with the corporation) or that the conduct was at least not opposed to the corporation's best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgements, fines, and amounts paid in settlement by such individuals.

     Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director, officer, employee, or agent must be indemnified against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, the ABCA requires Arizona corporations to indemnify any "outside director" (a director who is not an officer, employee, or holder of five percent or more of any class of the corporation's stock) against liability unless (i) the corporation's articles of incorporation limit such indemnification, (ii) the outside director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper personal benefit to the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. A court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this and the preceding paragraph.

    In connection with the offering made by the prospectus which is a part of this registration statement, as it may be amended or supplemented, the underwriters of the Offered Securities, pursuant to the relevant underwriting agreement, will severally agree to indemnify and hold harmless the Company, each of its directors, each of its officers who have signed this registration statement, and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (the "Act"), against certain losses, claims, damages or liabilities, including liabilities under the Act, that arise out of or are based upon written information furnished by such underwriters to the Company for use in this registration statement or in such prospectus.

    Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

ITEM 16. LIST OF EXHIBITS.

EXHIBIT
  NO.     DESCRIPTION
-------   ----------------------------------------------------------------------
 1.1      Form of Underwriting Agreement for First Mortgage Bonds.
 1.2      Form of Underwriting Agreement for Debt Securities.
 4.1 Form(s) of Supplemental Indenture relating to New Bonds (to be filed as Exhibit(s) by means of Form 8-K).
 4.2 Specimen(s) of New Bonds (to be filed as Exhibit(s) by means of Form 8-K).
 4.3      Form of Indenture relating to senior Debt Securities.
 4.4 Form(s) of Supplemental Indenture relating to Offered Debt Securities (to be filed as Exhibit(s) by means of Form 8-K).
 4.5 Specimen(s) of Offered Debt Securities (to be filed as Exhibit(s) by means of Form 8-K).
 5.1      Opinion of Snell & Wilmer L.L.P.
12.1      Computation of Ratio of Earnings to Fixed Charges.
15.1 Letter In Lieu of Consent of Deloitte & Touche LLP Regarding Unaudited Interim Financial Information.
23.1      Consent of Deloitte & Touche LLP.
23.2 Consent of Snell & Wilmer L.L.P. (included in Opinion filed as Exhibit No. 5.1).
24.1      Power of Attorney (see II-4).
25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Bond Trustee under the Mortgage.
25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee under the Indenture relating to the subordinated Debt Securities.
25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Chemical Bank, as Trustee under the Indenture relating to the senior Debt Securities.

    In addition to those Exhibits shown above, the Company hereby incorporates the following Exhibits pursuant to Rule 411 of Regulation C promulgated under the Securities Act of 1933 by reference to the filings set forth below:

 EXHIBIT                                            PREVIOUSLY FILED                        DATE
 NO.                 DESCRIPTION                       AS EXHIBIT:             FILE NO.   EFFECTIVE
--------- -------------------------------- --------------------------------- ---------- ------------
4.6       Mortgage and deed of trust       4.1 TO SEPTEMBER 1992 FORM 10-Q
          relating to company's first       Report                            1-4473      11-9-92
          mortgage bonds, together with
          forty-eight indentures
          supplemental thereto.

          Forty-ninth Supplemental         4.1 to 1992 Form 10-K Report      1-4473      3-30-93
          Indenture.

          Fiftieth Supplemental Indenture. 4.2 to 1993 Form 10-K Report      1-4473      3-30-94

          Fifty-first Supplemental         4.1 to August 1, 1993 Form 8-K
          Indenture.                       Report                            1-4473      9-27-93

          Fifty-second Supplemental        4.1 to September 30, 1993 Form
          Indenture.                       10-Q Report                       1-4473     11-15-93

          Fifty-third Supplemental         4.5 to Registration Statement No.
          Indenture.                       33-61228 by means of February 23,
                                           1994 Form 8-K Report              1-4473       3-1-94
4.7       Indenture dated as of January 1, 4.6 to January 1, 1995 Form 8-K
          1995 among the Company and The   Report                            1-4473      1-11-95
          Bank of New York, as Trustee,
          relating to subordinated Debt
          Securities.

4.8       First Supplemental Indenture      4.4 to January 1, 1995 Form 8-K
          dated as of January 1, 1995,      Report                            1-4473      1-11-95
          relating to the issuance of
          $75,000,000 of 10% Junior
          Subordinated Deferrable Interest
          Debentures, Series A, Due 2025.

4.9       Agreement of Resignation,         4.1 to September 29, 1995 Form
          Appointment, Acceptance, and      8-K Report                        1-4473     10-24-95
          Assignment dated as of August
          18, 1995 among the Company,
          Bank of America National Trust
          and Savings Association and
          The Bank of New  York.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from  registration by means of a post-effective  amendment
    any  of  the  securities   being  registered  which  remain  unsold  at  the
    termination of the offering.

        (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 20th day of November, 1995.

                                          ARIZONA PUBLIC SERVICE COMPANY

                                          By      O. MARK DE MICHELE
                                            ------------------------------
                                            (O. Mark De Michele, President
                                              and Chief Executive Officer)

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes O. Mark De Michele, William J. Post, Jaron B. Norberg, William
J. Hemelt, and Nancy E. Newquist and each of them, as attorneys-in-fact, to sign in his or her name and behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments, to this registration statement.

             SIGNATURE                                  TITLE                          DATE
----------------------------------         --------------------------------    -------------------
         O. MARK DE MICHELE
 ----------------------------------
   (O. Mark De Michele, President             Principal Executive Officer
    and Chief Executive Officer)                     and Director               November 20, 1995

          WILLIAM J. POST
 ----------------------------------
          (William J. Post,
      Senior Vice President and               Principal Accounting Officer
      Chief Operating Officer)                       and Director               November 20, 1995

          JARON B. NORBERG
 ----------------------------------
         (Jaron B. Norberg,
    Executive Vice President and               Principal Financial Officer
      Chief Financial Officer)                       and Director               November 20, 1995

          KENNETH M. CARR
 ----------------------------------
         (Kenneth M. Carr)                            Director                  November 20, 1995

          MARTHA O. HESSE
 ----------------------------------
         (Martha O. Hesse)                            Director                  November 20, 1995

        MARIANNE M. JENNINGS
 ----------------------------------
       (Marianne M. Jennings)                         Director                  November 20, 1995

         ROBERT G. MATLOCK
 ----------------------------------
        (Robert G. Matlock)                           Director                  November 20, 1995

         JOHN R. NORTON III
 ----------------------------------
        (John R. Norton III)                          Director                  November 20, 1995

          DONALD M. RILEY
 ----------------------------------
         (Donald M. Riley)                            Director                  November 20, 1995

          HENRY B. SARGENT
 ----------------------------------
         (Henry B. Sargent)                           Director                  November 20, 1995

          WILMA W. SCHWADA
 ----------------------------------
        (Wilma W. Schwada)                            Director                  November 20, 1995

          VERNE D. SEIDEL
 ----------------------------------
         (Verne D. Seidel)                            Director                  November 20, 1995

           RICHARD SNELL
 ----------------------------------
          (Richard Snell)                             Director                  November 20, 1995

          DIANNE C. WALKER
 ----------------------------------
         (Dianne C. Walker)                           Director                  November 20, 1995

        BEN F. WILLIAMS, JR.
 ----------------------------------
       (Ben F. Williams, Jr.)                         Director                  November 20, 1995

        THOMAS G. WOODS, JR.
 ----------------------------------
       (Thomas G. Woods, Jr.)                         Director                  November 20, 1995


                                                    REGISTRATION NO. 33-
===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  ----------


                                 EXHIBITS TO


                                   FORM S-3


                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933


                                  ----------


                        ARIZONA PUBLIC SERVICE COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




===============================================================================

                              INDEX TO EXHIBITS

 EXHIBIT
   NO.    DESCRIPTION
--------  ----------------------------------------------------------------------
  1.1     Form of Underwriting Agreement for First Mortgage Bonds.
  1.2     Form of Underwriting Agreement for Debt Securities.
  4.1 Form(s) of Supplemental Indenture relating to New Bonds (to be filed as Exhibit(s) by means of Form 8-K).
  4.2 Specimen(s) of New Bonds (to be filed as Exhibit(s) by means of Form 8-K).
  4.3     Form of Indenture relating to senior Debt Securities.
  4.4 Form(s) of Supplemental Indenture relating to Offered Debt Securities (to be filed as Exhibit(s) by means of Form 8-K).
  4.5 Specimen(s) of Offered Debt Securities (to be filed as Exhibit(s) by means of Form 8-K).
  5.1     Opinion of Snell & Wilmer L.L.P.
 12.1     Computation of Ratio of Earnings to Fixed Charges.
 15.1 Letter in Lieu of consent of Deloitte & Touche LLP Regarding Unaudited Interim Financial Information.
 23.1     Consent of Deloitte & Touche LLP.
 23.2     Consent of Snell & Wilmer L.L.P. (included in Opinion filed as
          Exhibit No. 5.1).
 24.1     Power of Attorney (see II-4).
 25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of NewYork, as Bond Trustee under the Mortgage.
 25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee under the Indenture relating to the subordinated Debt Securities.
 25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Chemical Bank, as Trustee under the Indenture relating to the senior Debt Securities.


     For a description of the Exhibits incorporated in this filing by reference see page II-3.